Legal Opinion of Shanghai International Economic &

Trade Law Office on 100% Equity Transfer of

Guangzhou Montefino Yacht Co., Ltd.

Shanghai International Economic & Trade Law Office

Legal Opinion of Shanghai International Economic &

Trade Law Office on 100% Equity Transfer of Guangzhou Montefino Yacht Co., Ltd.

Shanghai International Economic & Trade Law Office

No. GM2019040801

To : VIVIC CORPORATION

Shanghai International Economic & Trade Law Office(hereinafter referred to as "our institute") is entrusted by VIVIC CORPORATION to appoint lawyers Qiao Yueqian and Liu Peng (hereinafter referred to as "lawyers of our institute") as VIVIC CORPORATION's special legal advisers. According to the Company Law of the People's Republic of China and other relevant laws and regulations, this legal opinion is issued on the transfer of 100% equity of Guangzhou Montefino Yacht Co., Ltd.

(hereinafter referred to as "target company") by VIVIC CORPORATION.

Lawyers of our institute express their legal opinions on the legality of the transfer of shares and related legal issues in accordance with the facts that have occurred or existed before the date of issuance of the legal opinions and the requirements of the current laws, regulations and normative documents of our country. There are no false statements, serious misleading statements and major omissions in the legal opinions, otherwise they are willing to bear corresponding legal liabilities.

Lawyers of our institute made a necessary and prudent investigation on the issues involved in the transfer of 100% equity of the target company by VIVIC CORPORATION , and examined the matters and documents related to the issuance of legal opinions.

Lawyers of our institute have been promised and guaranteed by

VIVIC CORPORATION before issuing their legal opinions. Namely , VIVIC CORPORATION has provided the lawyers with authentic, complete and effective original written materials, duplicate materials or oral testimony necessary for the issuance of legal opinions. There are no discrepancies with objective facts such as concealment, falsehood, major omissions or misleading. VIVIC CORPORATION guarantees that the materials provided above are in accordance with the original or original copies of copies or copies.

This legal opinion only expresses opinions on the relevant legal issues involved in the transfer of equity, but does not express opinions on accounting, auditing, asset evaluation, company investment decision-making and other professional matters.

This Legal Opinion is only for the purpose of the transfer of 100% equity of the target company by VIVIC CORPORATION . It shall not be used for any other purpose without the consent of this Institute.

In accordance with the recognized professional standards, ethics and diligence and conscientiousness of the lawyer profession, the lawyer of our institute has checked and verified the relevant documents and facts provided by VIVIC CORPORATION, and has issued the following legal opinions:

I, Subject Qualifications of Both Parties in the Transfer of Equity

Rights

1 The transferor of this share transfer is Gong Yunguang (KUNG ,YUN-KUANG), a Taiwanese resident of China. The type of ID is: travel passes for Taiwan residents to enter or leave the mainland, ID No.: 02280216.

Up to the date of issuance of this legal opinion, Gong Yunguang holds 100% equity in the target company.

Subject qualification of transferee

The transferee of this share transfer is VIVIC CORPORATION, Nevada Business Identification: 20171103277.

Lawyers of our institute believe that both sides of this equity transfer have the corresponding civil capacity and have the main qualification of this equity transfer.

Il. Target company

I The target company is an enterprise registered with the Market and Quality Supervision and Administration of Huangpu District of Guangzhou

City on October I l, 2016. The registered capital of the company is RMB 10 million yuan. The company's business scope:

wholesale of water transport equipment; yacht retail; import and export of goods (excluding monopolized commodities); rental service of water transport equipment; ship inspection; training of personnel in maritime and maritime ancillary industries; business management consulting service; photography service; conference and Exhibition service; planning service for large-scale activities (large-scale activities refer to evenings, sports meetings, celebrations, arts and model competitions, art festivals, film festivals and public welfare performances, exhibitions, etc., activities requiring special approval should be operated after obtaining approval); venue leasing (excluding warehousing).

On April 13, 2019, Suzhou Dongzheng Asset Appraisal Firm issued "Su Dongzheng appraisal No. 020 [2019]" and " Assessment report on "Guangzhou Montefino Yacht Company Limited's proposed equity transfer involving all shareholders' rights and interests value project". The results of all assets and liabilities assessed by the target company on the base date of assessment (March 31, 2019) are as follows: the value of assets appraisal is 4 million 692 thousand and 400 yuan, the value of liabilities appraisal is 4 million 110 thousand and 400 yuan, the value of net assets appraisal is 582 thousand yuan.

According to the information provided by the target company, the target company has obtained the administrative license required by its business scope, and its license is legal and valid. The target company has passed the annual inspection procedures for Industry and Commerce over the years.

Lawyers of our institute believe that the target company is an enterprise legal person established in accordance with the law and existing effectively.

Ill. Contents of the Transfer of Equity Rights

The target and Content of the Transfer of Equity Rights

According to the Share Transfer Agreement (hereinafter referred to as the "Agreement"), the target of the transfer is the 100% equity of the target company held by the transferor Gong Yunguang.

Gong Yunguang, the transferor, legally holds 100% of the equity of the target company according to the certification materials issued by Gong Yunguang, the transferor, and duly checked by the lawyer of the institute. There is no pledge, right requested by a third party, or freezing, detaining or other coercive measures implemented by the judicial and administrative organs of the state.

According to the agreement, Gong Yunguang shall transfer 100% of the equity of the target company to VIVIVIC CORPORATION. After the transfer, VIVIC CORPORATION holds 100% of the target company.

The Price of Share Transfer

According to the agreement, the share transfer price is agreed to be

US$85,OOO.

Payment method and time limit

According to the agreement, VIVIVIC CORPORATION, the

transferee of equity transfer, shall pay the transferor of equity , Gong Yunguang, in cash within 15 days from the date of signing the agreement.

Entry into force of the agreement

According to the agreement, the agreement shall enter into force after signature by the parties.

Lawyers of our institute believe that the content of the agreement is in conformity with the relevant laws and regulations in force in China and that the agreement is legal and effective.

IV. Authorization and Approval of the Transfer of Equity Rights and

Related Legal Procedures

Upon examination, the following approval and legal procedures have been completed for the transfer of shares

According to the decision of the shareholders of the target company, the transfer of shares has been agreed by Gong Yunguang, the sole shareholder of the target company.

Lawyers of our institute believe that the transfer of shares has been partially approved and authorized, and the following approval and legal procedures need to be completed:

The two parties to the equity transfer shall sign the Equity Transfer Agreement.

VIVIC CORPORATION, the transferee of this share transfer, appoints directors and supervisors of the target company in the form of shareholder decision. Hiring Managers of Target Companies

Amendment of the Articles of Association of the Target

Company

The registration formalities for industrial and commercial changes shall be handled to the industrial and commercial registration authority where the target company is located for the transfer of equity.

V. Conclusion opinion

To sum up, Lawyers of our institute believe that after completing the approval and legal procedures that have not been obtained in this legal opinion, the transfer of equity meets the requirements of the Company

Law and other relevant laws, regulations and normative documents.

The original legal opinions are in triplicate without duplicate.

This legal opinion shall enter into force only after it has been signed and stamped by the lawyers in charge.

This legal opinion is written in Chinese and English; In case thers is any conflict between the Chinese version and the English version, the

Chinese version shall prevail.

The above opinions are for reference only.

( There is no te

Shanghai Econ mic & Trade Law Office (Official

seal)

Lawyer in charge: Qiao Yueqian

(Signature):

Lawyer in charge: Liu peng

(Signature):

April 16, 2019

Accessories:

1 . Taiwan residents to and from the mainland permit (Gong

Yunguang);

2. NEVADA STATE BUSINESS LICENSE (VIVIC

CORPORATION) ;

3. "Guangzhou Montefino Yachts Co., Ltd. equity transfer contract" to be signed.

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For and on behalf of

VIVIC CORPORATION

Authorized Sl ten NEVADA STATE BUSINESS LICENSE

VIVIC CORP.

Nevada Business Identification # NV20171103277

Expiration Date: February 29, 2020

In accordance %åth Titie 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on January 8, 2019

Barbara K. Cegavske

Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.

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